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SCHWARTZ & FREEMAN                                                 EXHIBIT 5.1

LAW OFFICES


401 N. Michigan Ave.
Suite 1900
Chicago, Illinois 60611-4206
(312) 222-0800

May 14, 1996

NeoPharm, Inc.
225 East Deerpath
Lake Forest IL 60045

Gentlemen:

We have been engaged as your counsel in connection with the registration statement on Form S-8 (the "Registration Statement"), of shares of common stock, $0.000429 par value (the "Common Stock"), of NeoPharm, Inc. (the "Company"), which may be issued upon the exercise of options granted and to be granted under the NeoPharm 1995 Stock Option Plan and the NeoPharm 1995 Director Option Plan (the "Plans").

We have examined the Certificate of Incorporation of the Company and all amendments thereto to date; the By-Laws of the Company as presently in effect; the Registration Statement including the Exhibits thereto; copies of the Plans; the minutes of a meeting of directors of the Company relating to the issuance of the shares; and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

Based on the foregoing examination and assumptions, it is our opinion that the 500,000 shares of Common Stock covered by the Registration Statement which may be issued upon exercise of options issued and to be issued under the Plans, will be, when issued in accordance with the Plans, including payment in full of the exercise price as provided therein, duly and validly issued, fully paid and non-assessable.

We understand that you may file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We consent to that filing and to the use of our firm name in the Registration Statement.

Very truly yours,

SCHWARTZ & FREEMAN

/s/  STEPHEN E. GOODMAN

Stephen E. Goodman